UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box :

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) :

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Perry Ellis International, Inc. (NASDAQ: PERY) may make the following materials available to shareholders:

To:  All Associates
Subject: Board Nominations

Dear Associates,

This morning George Feldenkreis nominated four individuals to stand for election to the company’s Board of Directors at our 2018 Annual Meeting in connection with his previously announced unsolicited proposal to acquire Perry Ellis for $27.50 per share in cash.  The Board is committed to acting in the best interests of all of our stakeholders, including shareholders, customers and you, our associates.

With respect to the Feldenkreis proposal, the Board of Directors formed a Special Committee, which includes all of the independent directors.  Together with its independent financial and legal advisors, the Special Committee continues to see if it can reach a transaction that maximizes shareholder value.  Importantly, no decision has been made and we will of course keep you informed as appropriate.

As for next steps regarding the director nominees, our Board’s Corporate Governance and Nominating Committee, which also includes all independent directors, will review the proposed nominees in accordance with our policy regarding shareholder nominations. The Board will then present its recommendation regarding director nominees in our definitive proxy materials, which will be filed with the Securities and Exchange Commission.

While these types of situations often generate increased attention from the media and other third parties, it is important that we not get distracted.  The Board and management team are counting on you to stay focused on your day-to-day responsibilities.  Our objective remains to continue delivering quality and value directly to our consumers – so it is business as usual for all of us at Perry Ellis.

As always, it is important that we speak with one voice.  Consistent with company policy, please refer any inquiries from the media, analysts or other external parties to Tricia Thompkins at tricia.thompkins@pery.com.

Thank you for your continued hard work and dedication to Perry Ellis.

Sincerely,

J. David Scheiner
Non-Executive Chairman of the Board

Additional Information and Certain Information Regarding Participants
Perry Ellis International, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting.  The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders.  COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://investor.pery.com), or through the SEC’s website at www.sec.gov.  Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended February 3, 2018.  More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2018 Annual Meeting.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at http://investor.pery.com, by writing to Perry Ellis International, Inc., at 3000 N.W. 107 Avenue, Miami, FL 33172.